Consent of Independent Registered Public Accounting Firm
As the independent registered public accountants of Camden National Corporation and Subsidiaries, we hereby consent to the incorporation by reference in the registration statements (Nos. 333-207544, 333-181726, 333-108214, 333-106403, 333-68598 and 333-95157) on Form S-8 of our report dated March 10, 2015, with respect to the consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows of Camden National Corporation and Subsidiaries for the year ended December 31, 2014, which report appears in the December 31, 2016 annual report on Form 10-K of Camden National Corporation.

/s/ Berry Dunn McNeil & Parker, LLC
Berry Dunn McNeil & Parker, LLC

Portland, Maine
March 7, 2017